UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 9, 2022

Sunlight Financial Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39739	85-2599566
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 North Tryon Street, Suite 1000, Charlotte, NC 28246
(Address of principal executive offices, including zip code)

(888) 315-0822
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Class A Common Stock, par value $0.0001 per share	SUNL	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SUNL.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company		☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with
any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.		☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(f) Determination of Payments under Director Fee Agreements

On July 9, 2022, in connection with the service of Mr. Emil W. Henry, Jr. (“Mr. Henry”) and Brad Bernstein (“Mr. Bernstein”) on the Board of Directors (the “Board”) of Sunlight Financial Holdings Inc. (the “Company”) for the year ended December 31, 2021 (the “2021 Service”), the remaining cash payment of $35,750 owed for the 2021 Service to Tiger Infrastructure Partners LP (“Tiger”) and FTV Management Company, L.P. (“FTV”), pursuant to terms of the Director Fee Agreements (the “Director Fee Agreements”) by and among Sunlight Financial Holdings Inc. (the “Company”) and each of Mr. Henry and Tiger, on the one hand, and Mr. Bernstein and FTV, on the other hand, became known.

Messrs. Henry and Bernstein do not directly receive any equity or cash in connection with their service on the Board, however, the Director Fee Agreements provide for compensation to Tiger, for Mr. Henry’s service on the Board, and to FTV, for Mr. Bernstein’s service on the Board. Such payments thereunder are comprised of an amount equal to the sum of (a) the cash portion of the director fees (which amount was disclosed in the 2021 Director Compensation Table included in the Company’s proxy statement filed with the Securities Exchange Commission on April 14, 2022 (the “Proxy Statement”)), and (b) a cash payment equal to the fair market value of the equity award on the applicable vesting date, that in each case is otherwise payable to the members of the Board for their participation on the Board for the covered year, or as otherwise provided in the then current outside director compensation policy as approved by the Compensation Committee (the “Equity Cash Value”). The Equity Cash Value became known on the July 9, 2022 vesting date applicable to the equity awards otherwise payable to the members of the Board for their 2021 Board service. Accordingly, pursuant to Item 402(k) of Regulation S-K and Item 5.02(f) of Form 8-K, the total compensation payable for the year ended December 31, 2021 for each of Messrs. Henry and Bernstein, recalculated to include the Equity Cash Value, is set forth below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Brad Bernstein(1)	59,527	—	59,527
Emil W. Henry, Jr.(2)	59,527	—	59,527

(1) Mr. Bernstein is a managing member of FTV Management V, L.L.C. (“FTV Management V”), which is the general partner of FTV V, L.P. (“FTV V” and together with FTV Management V, the “FTV Group”). Mr. Bernstein does not directly receive any equity or cash in connection with his service as a member of the Board, however, FTV, an affiliate of the FTV Group, receives cash equal to the sum of a) cash paid to other Board members for service on the Board ($50,000 for the fiscal year ended December 31, 2021, prorated as of the closing of the business combination on July 9, 2021) and b) cash in lieu of equity paid to other Board members for service on the Board, valued as of, and paid out subsequent to, the vesting date of the equity award for the covered year (e.g., with respect to service for the fiscal year ended December 31, 2021, FTV was paid the cash value equal to 12,500 RSUs on the July 9, 2022 vesting date).

(2) Mr. Henry is the CEO and Founder of Tiger. Mr. Henry does not directly receive any equity or cash in connection with his service as a member of the Board, however, Tiger receives cash equal to the sum of a) cash paid to other Board members for service on the Board ($50,000 for the fiscal year ended December 31, 2021, prorated as of the closing of the business combination on July 9, 2021) and b) cash in lieu of equity paid to other Board members for service on the Board, valued as of, and paid out subsequent to, the vesting date of the equity award for the covered year (e.g., with respect to service for the fiscal year ended December 31, 2021, Tiger was paid the cash value equal to 12,500 RSUs on the July 9, 2022 vesting date).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNLIGHT FINANCIAL HOLDINGS INC.

By:	/s/ Matthew Potere
Matthew Potere
Chief Executive Officer
(Principal Executive Officer)
Date: July 13, 2022